Exhibit 99

FOREST LABORATORIES, INC. REPORTS FIRST QUARTER FISCAL YEAR 2011 EARNINGS PER SHARE OF $0.39, INCLUDING A $0.39 PER SHARE CHARGE RELATED TO SETTLEMENT IN PRINCIPLE WITH THE UNITED STATES DEPARTMENT OF JUSTICE AND A $0.17 PER SHARE CHARGE FOR A NEW PRODUCT LICENSING FEE

NEW YORK, July 20, 2010 - Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced that diluted earnings per share equaled $0.39 in the first quarter of fiscal 2011.  Excluding the charge related to the United States Department of Justice investigations described below, and a charge of $50.0 million, or $0.17 per share net of tax, for a new product licensing fee, non-GAAP earnings per share for the first fiscal quarter were $0.95 per share.  The new product licensing fee is related to the previously announced agreement with TransTech Pharma, Inc. for a novel class of glucose-lowering agents for the treatment of diabetes.

In connection with ongoing discussions with the United States Department of Justice (DOJ), the Company has reached an agreement in principle to resolve all aspects of the investigations led by the DOJ and the U.S. Attorney’s Office for the District of Massachusetts. The investigations relate to certain marketing, promotional and other activities primarily in connection with Lexapro®, Celexa® and Levothroid®.  In connection with the agreement in principle, the Company has provided an additional reserve of $148.4 million, or $0.39 per share.  This amount is in addition to the $170 million reserve provided in the fourth quarter of fiscal 2009, and brings the total reserve in connection with the proposed resolution to $313 million, plus accrued interest.  The proposed resolution remains subject to several conditions, including the completion of all required documentation and court approval; until the proposed resolution becomes final, there can be no guarantee that these matters will be resolved by the agreement in principle.

Net sales for the quarter increased 7.6% to $1,020.1 million, from $948.2 million in the year-ago period.  Sales of Lexapro (escitalopram oxalate), a selective serotonin reuptake inhibitor (SSRI) for the initial and maintenance treatment of major depressive disorder in adults and adolescents and generalized anxiety disorder in adults were $565.2 million, unchanged from last year.  Namenda® (memantine HCl), an NMDA receptor antagonist for the treatment of moderate and severe Alzheimer’s disease, recorded sales of $307.8 million during the quarter, an increase of 18.7% from last year’s first quarter.  Sales of Bystolic® (nebivolol), a beta-blocker for the treatment of hypertension, launched in January 2008, were $59.5 million, an increase of 58.0% from the year-ago period.  The Company’s newest product, Savella® (milnacipran HCl), a selective serotonin norepinephrine reuptake inhibitor (SNRI) for the management of fibromyalgia, recorded sales of $20.5 million.  Savella was launched in late April 2009 and sales in last year’s fiscal first quarter were $9.6 million.  Contract revenue decreased 16.6% to $39.8 million, principally due to a decrease of 17.0% in Benicar® (olmesartan medoxomil) co-promotion income to $37.1 million, compared to last year’s first quarter.  Per the agreement with Daiichi Sankyo, active co-promotion of Benicar by Forest ended in the first quarter of fiscal 2009 and the Company now receives a gradually reducing residual royalty until the end of March 2014.  Interest income of $7.0 million decreased from $12.2 million reported in the year-ago period, due to lower interest rates earned on the Company’s short duration portfolio.

Cost of sales as a percentage of sales was 22.7% compared with 22.9% in last year’s first quarter.  Selling, general and administrative (SG&A) expense for the current quarter was $448.4 million as compared to $311.8 million in the year-ago quarter and included the $148.4 million charge related to the agreement in principle with the DOJ.  Excluding that charge, SG&A expense would have been $300.0 million for the current quarter, slightly down from last year’s first quarter.  The current level of spending reflects the resources and activities required to support our currently marketed products, particularly our newest products, Bystolic and Savella.  Research and development spending for the current quarter was $219.7 million as compared to $147.1 million reported in the first quarter of the prior fiscal year.  Spending in the quarter included a licensing fee payment of $50.0 million to TransTech Pharma, Inc. in connection with a product licensing agreement.  Excluding such payment, R&D spending reported in the quarter increased 15.3% versus the prior year.  The current quarter also included product development milestone payments of $20.1 million compared to $4.3 million of milestones in the prior year’s quarter.

Income tax expense for the quarter was $49.7 million, reflecting a quarterly effective tax rate of 29.7%.  The higher rate during the current quarter was the result of the one-time charges recorded during the quarter.  Excluding the impact of these transactions, the effective tax rate would have been 21.7%.  Reported net income for the quarter ended June 30, 2010 was $117.5 million or $0.39 per share compared to $262.9 million or $0.87 per share reported for last year’s first quarter.

During the just-completed quarter the Board of Directors approved a new share repurchase program (the 2010 Repurchase Program) for up to 50 million shares of its common stock.  The Company also announced that under the 2010 Repurchase Program, it entered into an agreement with Morgan Stanley & Co. (MSCO) to repurchase $500 million of its common shares utilizing an accelerated share repurchase (ASR) transaction.  Pursuant to the ASR transaction, MSCO delivered to the Company 16.9 million shares in the quarter.  Actual shares outstanding as of June 30, 2010 were approximately 285,542,000.

Fiscal 2011 Guidance

The Company now expects that diluted earnings per share for the fiscal year ending March 31, 2011 will be in the range of $3.67 to $3.77, excluding the charges in the current quarter of $0.56 per share, and including the impact of the ASR transaction.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: “We are pleased with the financial results of the Company this quarter and with the continued growth of our newest products Bystolic and Savella.  During the quarter we continued to invest in a significant number of ongoing late-stage new product development opportunities both in Phase II and Phase III.  We were pleased to announce the completion of a new product agreement with TransTech Pharma for the development and commercialization of a novel class of glucose-lowering agents for the treatment of diabetes.  The TransTech program may offer a unique new therapeutic option for the millions of patients who suffer from diabetes and we look forward to advancing it through development.

During the quarter the FDA issued a complete response letter for our NDA submission for Daxas®.  Daxas was reviewed by the FDA as a potential treatment to reduce COPD exacerbations associated with chronic bronchitis in patients at risk for exacerbations.  In the complete response letter the FDA requested certain additional information and analysis.  We expect to submit the requested additional information and analysis to the FDA later this calendar quarter.  In addition we were pleased to receive FDA approval in June for Namenda XR™ for the treatment of moderate to severe dementia of the Alzheimer’s type.  Namenda XR is a 28 mg once-daily extended-release formulation of memantine.

Lastly, we announced a new share repurchase program in May for up to 50 million shares of the Company’s common stock.  Our strong cash position has enabled us to embrace a capital deployment strategy that increases per share earnings by reducing outstanding shares, while enabling us to continue and expand our commitment to new business development opportunities.”

Use of Non-GAAP Financial Information

This press release contains non-GAAP earnings per share information adjusted to exclude certain costs, expenses and other specified items as summarized in the table below.  This information is intended to enhance an investor's overall understanding of the Company's past financial performance and prospects for the future.  This information is not intended to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

FOREST LABORATORIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
	Three Months
	Ended June 30,
	2010	2009
Reported diluted earnings per share:	$0.39	$0.87

DOJ investigations	0.39	-
Licensing payment to TransTech Pharma for glucose-lowering agents	0.17	-

Adjusted Non-GAAP diluted earnings per share:	$0.95	$0.87

Forest will host a conference call at 10:00 AM EST today to discuss the results.  The conference call will be webcast live beginning at 10:00 AM EST on the Company’s website at www.frx.com and also on the website www.streetevents.com.  Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call.  A replay of the conference call will be available until August 6, 2010 at both websites and also by dialing (800) 642-1687 (US or Canada) or +1 706 645-9291 (International), Conference ID: 84971239.

About Forest Laboratories and Its Products
Forest Laboratories (NYSE: FRX) is a U.S.-based pharmaceutical company with a long track record of building partnerships and developing and marketing products that make a positive difference in people’s lives.  In addition to its well-established franchises in therapeutic areas of the central nervous and cardiovascular systems, Forest’s current pipeline includes product candidates in all stages of development and across a wide range of therapeutic areas.  The Company is headquartered in New York, NY. To learn more about Forest Laboratories, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories' Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Source:  Forest Laboratories, Inc.

CONTACT: Frank J. Murdolo
Vice President - Investor Relations, Forest Laboratories, Inc.
1-212-224-6714
Frank.Murdolo@frx.com

FOREST LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS
(In thousands, except per share amounts)	ENDED JUNE 30
	2010	2009
Revenues:
Net sales	$1,020,126	$948,242
Contract revenue	39,804	47,709
Interest income	7,013	12,200
Net revenues	1,066,943	1,008,151

Costs and expenses:
Cost of goods sold	231,704	216,744
Selling, general and administrative	448,369	311,807
Research and development	219,657	147,126
	899,730	675,677

Income before income tax expense	167,213	332,474
Income tax expense	49,736	69,576
Net income	$117,477	$262,898

Net income per share:
Basic	$0.39	$0.87
Diluted	$0.39	$0.87

Weighted average number of shares outstanding:
Basic	300,950	302,958
Diluted	301,026	303,393